Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

October 25, 2012

CFO Commentary on Third Quarter 2012 Financial Results

and Raised Full Year 2012 Earnings Outlook

Related Information

Please refer to the accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm. In addition, this document should be read in conjunction with the archived audio recording and/or transcript of the company’s related conference call held on Thursday, October 25, 2012 at 5:00 p.m. EDT. An audio recording and written transcript of the conference call will remain available on the Investor Relations section of the company’s website, http://investor.columbia.com, until October 25, 2013.

Summary

Third quarter net sales totaled $545.0 million, a decrease of 4 percent compared to third quarter 2011 net sales of $566.8 million, including a 2 percentage point negative effect from changes in currency exchange rates. Third quarter 2012 operating income increased $1.2 million, or 1 percent, to $87.8 million. Third quarter net income declined $3.1 million, or 5 percent, to $64.4 million, or $1.88 per diluted share, compared to net income of $67.5 million, or $1.98 per diluted share, for the third quarter of 2011. A higher effective tax rate contributed $0.11 to the reduction in third quarter 2012 earnings per share compared with the third quarter of 2011.

Based on actual performance through the first nine months of 2012, we are raising our full year 2012 earnings outlook. We expect full year 2012 net sales of approximately $1.7 billion, and 2012 operating margin to increase to approximately 8.3 percent, including a $4.0 million restructuring charge recorded in the first quarter of 2012, compared to 8.1 percent in 2011. The Raised Full Year 2012 Earnings Outlook section below provides a more detailed discussion of the factors contributing to this updated outlook.

Third Quarter Financial Results

(All comparisons are between third quarter 2012 and third quarter 2011, unless otherwise noted.)

Net Sales:

Weakness in the EMEA region and Canada, and a 2 percent negative currency effect, were partially offset by sales growth in the LAAP region and both the U.S. direct-to-consumer and wholesale businesses.

Regions: Declines in EMEA and Canada partially offset by increases in U.S. and LAAP

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Net sales in the EMEA region decreased $39.8 million, or 40 percent, to $60.5 million, including an 8 percentage point negative effect from changes in currency exchange rates. The decline reflected lower net sales in the company’s EMEA direct markets, against an increase of more than 70 percent in the comparable 2011 period. Last year’s warm winter and persistent unfavorable macro-economic conditions weighed on both the Sorel and Columbia brands, creating headwinds against our ongoing efforts to revitalize the Columbia brand in key European markets. In addition, approximately 45 percent of the decline in EMEA net sales was attributable to previously-referenced timing differences in shipments of fall orders to EMEA distributors, which were heavily concentrated in the Columbia brand. It should be noted that year-to-date Fall 2012 shipments to EMEA distributors are up 7 percent compared with Fall 2011 shipments in the comparable period.

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Net sales in Canada declined $8.1 million, or 13 percent, to $52.0 million, including a 3 percentage point negative effect from changes in currency exchange rates. The decline primarily reflected lower advance orders of Columbia products due to last year’s warm winter and retailer consolidation.

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U.S. net sales increased $14.2 million, or 4 percent, to $347.8 million, driven by equal contributions from U.S. wholesale and direct-to-consumer channels. The company operated 58 retail stores during the third quarter of 2012 compared with 51 during the same period in 2011.

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Net sales in the LAAP region increased $11.9 million, or 16 percent, to $84.7 million, including a 3 percentage point negative effect from changes in currency exchange rates. Net sales to LAAP distributors increased 54 percent, primarily reflecting increased fall season advance orders and a shift in timing of shipments benefiting the third quarter. Japan net sales increased 10 percent, driven primarily by the Columbia brand, and included a 1 percentage point negative effect from changes in currency exchange rates. Net sales in Korea decreased 4 percent, with a 7 percentage point negative currency effect.

Product Categories: Declines in both major product categories concentrated in EMEA and Canada

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Footwear net sales decreased $13.1 million, or 10 percent, primarily reflecting lower advance orders for Sorel and Columbia brand products in the EMEA-direct business, partially offset by increased Sorel net sales in the U.S. and higher Columbia brand footwear net sales to LAAP distributors.

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Apparel, Accessories & Equipment net sales declined $8.7 million, or 2 percent, to $429.5 million, driven primarily by declines in the Columbia brand in the EMEA region and Canada, partially offset by gains in the U.S. and LAAP region.

Brands: Declines concentrated in Columbia and Sorel brands, Mountain Hardwear and Montrail hold steady

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Columbia brand net sales decreased $11.0 million, or 2 percent, to $436.8 million, with declines in the EMEA region and Canada partially offset by net sales increases in the U.S. and LAAP regions. Declines in the EMEA region and Canada were led by apparel, accessories and equipment, followed by footwear.

•	Sorel brand net sales decreased $10.8 million, or 15 percent, to $61.2 million, driven primarily by a net sales decrease in the EMEA region, partially offset by a net sales increase in the U.S.

•	Mountain Hardwear and Montrail brand net sales of $44.4 million and $2.6 million, respectively, were comparable to last year’s third quarter net sales of $44.7 million and $2.3 million, respectively.

Gross Margin: Wholesale price increases and lower air freight costs lead to improvement

Third quarter 2012 gross margins were 44.7 percent, an increase of approximately 70 basis points, predominantly driven by implemented wholesale price increases, reduced air freight costs, and favorable foreign currency hedge rates; partially offset by lower gross margins on sales of excess inventory.

Selling, General and Administrative (SG&A) Expense: Cost containment efforts and stronger dollar

Third quarter 2012 SG&A expense decreased $7.2 million, or 4 percent, to $160.2 million, representing 29.4 percent of net sales, compared to 29.5 percent in last year’s third quarter. The decrease was primarily the result of disciplined expense control, cost reduction efforts and a stronger dollar, partially offset by increased expenses to support continued expansion of direct-to-consumer operations.

Operating and Net Income: Higher effective tax rate results in lower EPS

Operating income increased $1.2 million, or 1 percent to $87.8 million, representing a 16.1 percent operating margin, versus operating income of $86.6 million, or 15.3 percent operating margin, in the third quarter of 2011. Operating income growth was driven primarily by higher gross margins and operating expense leverage, partially offset by lower net sales.

Income tax expense equated to a 26.7 percent effective tax rate, compared to a 22.4 percent rate in the third quarter of 2011. The tax rate increased due primarily to a change in the geographic mix of earnings and the effect of certain foreign tax credits recognized in 2011 that are not expected to recur in 2012.

Net income totaled $64.4 million, or $1.88 per diluted share, compared with net income of $67.5 million, or $1.98 per diluted share, in third quarter 2011. The higher third quarter 2012 effective tax rate reduced net income by $3.7 million, contributing $0.11 to the year-over-year decline in diluted earnings per share.

Balance Sheet: Inventory growth moderates

The balance sheet remains very strong with cash and short-term investments totaling $96.3 million, compared to $90.4 million at the same time last year. At September 30, 2012, approximately 43 percent of our cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost.

Consolidated accounts receivable at September 30, 2012 increased 1 percent, to $422.8 million, compared to $418.0 million one year ago, reflecting regular payment terms of Fall 2012 distributor shipments, as well as slower collections of receivables in the U.S. and EMEA regions.

Consolidated inventories at September 30, 2012 totaled $475.7 million, an increase of $43.6 million, or 10 percent, from the same time last year. Higher average unit costs accounted for all of the increase in inventory valuation, on a mid-single-digit decline in units. We currently expect the rate of year-over-year inventory growth to continue to decline and to approximate the anticipated Spring 2013 sales growth rate exiting 2012.

Year-to-date 2011 Cash Flow

Net cash used in operations through the first nine months of 2012 was $110.6 million, compared to $142.0 million for the same period in 2011.

Capital expenditures through the first nine months of 2012 totaled $38.4 million, compared to $41.4 million in 2011. We now project full year 2012 capital expenditures of approximately $65 million.

The company paid cash dividends of $22.3 million and repurchased 4,480 shares of common stock at an aggregate price of approximately $206,000 during the first nine months of 2012. Approximately $58.6 million remains available under the current share repurchase program. The repurchase program does not obligate the company to acquire a specific number of shares or to acquire shares over a specified time period.

Raised Full Year 2012 Earnings Outlook

Our fiscal year 2012 outlook assumes:

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full year net sales of approximately $1.7 billion, including expansion of the company’s global direct-to-consumer platform in the U.S., Korea and Japan, and increased wholesale sales in Japan and our international distributor businesses, largely offset by lower wholesale sales in Europe, the U.S. and Canada and a negative foreign currency translation effect of approximately 1 percent

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gross margin contraction of 25 to 35 basis points, reflecting lower gross margins on inventory liquidation, promotional activities, and the effect of higher input costs, partially offset by favorable foreign currency hedge rates and reduced air freight costs;

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SG&A leverage of 40 to 50 basis points driven by cost containment efforts and the effect of a stronger U.S. dollar, (including a $4.0 million restructuring charge incurred during the first quarter of 2012); partially offset by increased information technology costs and expansion of our direct-to-consumer platform;

•	a full year tax rate of approximately 26 percent, which assumes a retroactive extension of the U.S. research and development tax credit prior to year-end.

Full year operating margin, including $4.0 million in restructuring charges, is expected to increase to approximately 8.3 percent, compared to 8.1 percent achieved in 2011.

Fourth Quarter 2012 Outlook

We expect fourth quarter 2012 net sales to increase up to approximately 1.5 percent from fourth quarter 2011 net sales of $526.1 million, primarily reflecting increased U.S. direct-to-consumer sales, growth in the company’s Korea and Japan markets, and increased sales to international distributors, largely offset by declines in the company’s U.S. and European wholesale businesses. We expect an approximate 50 to 75 basis point decrease in gross margin, offset by approximately 150 to 200 basis points of SG&A expense leverage. The expected decrease in fourth quarter gross margin assumes lower gross margins on clearance of excess inventories, partially offset by increased wholesale prices, favorable foreign currency hedge rates, and reduced air freight costs. Anticipated fourth quarter SG&A expense reduction is driven primarily by the same factors discussed above in the full year outlook, resulting in estimated operating margin expansion of approximately 100 to 150 basis points.

Preliminary First Half 2013 Net Sales Commentary

Based on advance Spring 2013 wholesale orders received through September 2012, expected sales through our expanding direct-to-consumer operations, and the anticipated combined effects of a variety of other factors in our key markets, we are currently projecting a low single-digit percentage increase in global first half 2013 net sales compared with first half 2012. We intend to remain disciplined in managing 2013 SG&A expenses in order to improve profitability toward our multi-year goal of low double-digit operating margins.

We expect to provide additional detail about our expectations for first quarter 2013 net sales and operating margins in conjunction with the announcement of financial results for the fourth quarter and full year 2012, currently scheduled for February 5, 2013.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Projected Accretion From China Joint Venture Commencing January 1, 2014

On August 7, 2012 we announced our agreement to form a joint venture in China with our long-time distributor, Swire Resources, LTD, commencing operations on January 1, 2014. Swire Resources is a subsidiary of Swire Pacific Limited, one of Hong Kong’s leading listed companies with over 73,000 staff worldwide and 2011 profit of $4.13 billion. Swire Pacific’s operations are predominantly based in the Greater China region, where the name Swire has been established for over 140 years.

Columbia will own 60 percent of the joint venture and Swire the remaining 40 percent. Swire currently sells to a network of wholesale dealers that, at June 30, 2012, operated approximately 530 Columbia Sportswear retail locations and 45 Mountain Hardwear retail locations in 135 cities in China. In addition, Swire directly operates more than 70 Columbia branded retail locations in 7 cities in China.

Swire Resources’ 2011 sales of Columbia’s brands in China totaled approximately $123 million and generated low double-digit EBITDA.

Beginning with the operation of the joint venture in 2014, Columbia’s 60 percent interest in the earnings of the joint venture will be included in, and incremental to, our consolidated statement of operations.

During 2013, we expect to make contributions of approximately $36 million in cash for the capitalization of the joint venture, with an additional contribution of approximately $15 million in early 2014.

Dividends

At its regular board meeting on October 19, 2012 the board of directors authorized a quarterly dividend of $0.22 per share payable on November 29, 2012 to shareholders of record on November 15, 2012.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses and SG&A expense leverage, market conditions and growth prospects, tax rates and credits, currency hedge rates, joint venture operations and capital contributions, inventory growth, cost containment measures, and direct-to-consumer operations in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or disruptions to our business; the operations of our computer systems and third party computer systems; our ability to match our cost structure with business growth levels, particularly in volatile demand environments in Europe and China changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; failure to realize anticipated benefits of our Chinese joint venture; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues, supply disruptions or intellectual property disputes; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.